Exhibit 99.1

State Bancorp, Inc. Reports Second Quarter 2010 Results

• Posts Net Income of $1.7 million - up 54.8% versus 2009
• Solid Quarterly Net Interest Margin of 4.16%
• Strong Capital Levels with Tangible Common Equity Ratio at 7.2%
• Non-Performing Loans at 0.7% of Total Loans

Jericho, N.Y., July 20, 2010 - State Bancorp, Inc. (the “Company”) (NASDAQ–STBC), parent company of State Bank of Long Island (the “Bank”), today reported net income of $1.7 million, or $0.07 per diluted common share, for the second quarter of 2010 compared with net income of $1.1 million, or $0.04 per diluted common share, a year ago. The 54.8% increase in 2010 second quarter earnings was primarily attributable to a $2.1 million increase in net gains on sales of securities, an $869 thousand increase in net interest income as a result of an improved margin and a $353 thousand reduction in operating expenses. These improvements were offset, in part, by a $2.0 million increase in the provision for loan losses and a $238 thousand decline in non-interest income excluding net gains on sales of securities in the current year. For the six month period ended June 30, 2010, the Company recorded net income of $4.7 million, or $0.22 per diluted common share, compared with a net loss of $4.0 million, or $0.35 per diluted common share, in the June 2009 year-to-date period.

Commenting on the second quarter 2010 results, President and CEO Thomas M. O’Brien stated, “While the level of this quarter’s loan loss provision is higher than previously anticipated, in large measure, it is the product of the uncertainty inherent in the current economic climate. The Company experienced net recoveries in the allowance for loan losses during the second quarter before giving effect to the quarterly loan loss provision.

The allowance for loan losses is now over four times non-performing loans and 2.8% of total loans. Under these conditions, we are hopeful that the second half 2010 provision will be more modest than previously anticipated.

During the quarter, the Company realized some gains on the portion of its securities portfolio which was beginning to experience faster prepayment speeds on bonds with market prices in the 106 to 108 range.  Management determined that this unusually attractive pricing was not sustainable as the underlying bonds were prepaying at par and consequently it was appropriate to capture the profit before it evaporated.

Quality loan demand remains modest in our markets.  During the quarter we originated approximately $41 million in new loans; unfortunately these new loans were essentially negated by an almost equal amount of prepayments, sales and regular amortization.  The Company has ample capital and liquidity to lend and continues to actively seek new credit opportunities of an acceptable quality.

We remain convinced that our aggressive balance sheet management strategies have been timely and appropriate. The Company is well positioned with its strong capital base along with ample liquid resources to prosper when economic conditions begin to recover some level of normalcy. We enjoy a unique opportunity to grow our core business going forward once economic conditions improve to a level which fosters meaningful commercial loan demand.

Economic recovery, however, remains elusive as national and regional unemployment levels continue to be stubbornly high. Corporate hiring remains seriously constrained by lackluster consumer demand and persistent uncertainty on the direction of economic policy and costs.  Growing idle cash positions on many corporate and household balance sheets only confirms the lack of final demand and the reluctance of key decision makers to spend or invest capital. Consequently, the risk of continued downward price pressure is heightened and interest rates are expected to remain at these historic lows well into 2011. There is little opportunity for a meaningful recovery in our economy while millions remain unemployed and policy makers pursue what appears to be an anti-business agenda.

Further complicating the regional economic picture is the banking legislation just adopted by the US Congress. It is likely to have a significant and long lasting impact on the banking industry and risks a particularly negative impact on New York given its status as a financial services capital. The employment and tax revenue generated by this industry is critically important to the financial success of the region. The legislation, which is only waiting to be signed into law by the President, may adversely affect the New York economy and once enacted, could potentially both increase the cost and reduce the availability of consumer and commercial credit.   My personal opinion is that this legislation, unfortunately, does little to address the multitude of factors which contributed to this economic calamity while creating expansive new bureaucracies, costs and regulatory complexity.

We are still evaluating the potential impact of the legislation on the Company.  While we do not expect the legislation to have an immediate negative impact on the Company, the legislation is likely to, at a minimum, result in increased regulatory and compliance costs over time.”

Performance Highlights
  Net Interest Margin: Net interest margin was 4.16% in the second quarter of 2010 versus 3.88% in the second quarter of 2009 and 4.50% (4.34% after giving effect to receipt of a non-recurring fee) in the first quarter of 2010;
  Capital Strength: The Company’s Tier I leverage capital ratio was 8.93% at June 30, 2010 versus 8.98% at June 30, 2009 and 9.05% at March 31, 2010.  The Company’s tangible common equity ratio (non-GAAP financial measure) was 7.17% at June 30, 2010 versus 6.75% at June 30, 2009 and 7.10% at March 31, 2010;
  Loan Loss Provision: The provision for loan losses increased by $2.0 million in the second quarter of 2010 versus the second quarter of 2009 and increased by $3.2 million versus the first quarter of 2010;
  Asset Quality: Non-accrual loans totaled $7 million or 0.7% of loans outstanding at June 30, 2010 versus $6 million or 0.5% of loans outstanding at March 31, 2010 and $35 million or 3.1% of loans outstanding at June 30, 2009. Net loan recoveries of $279 thousand were recorded in the second quarter of 2010 versus net charge-offs of $5 million in the first quarter of 2010 and net charge-offs of $1 million in the second quarter of 2009. The allowance for loan losses totaled $31 million at June 30, 2010, $26 million at March 31, 2010 and $28 million at June 30, 2009. The foregoing allowance balances represented 2.8%, 2.3%, and 2.5% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans, excluding non-accrual loans categorized as held for sale, was 444%, 473%, and 122% at June 30, 2010, March 31, 2010 and June 30, 2009, respectively. The Company held no other real estate owned during any of these reporting periods;
  Operating Efficiency:  Total operating expenses for the second quarter of 2010 decreased by 3.1% to $11.2 million from the $11.5 million reported in the second quarter of 2009 and increased by 1.7% versus the first quarter of 2010. The Company’s operating efficiency ratio improved to 66.5% in 2010 from 70.9% in the comparable 2009 period. The Company’s efficiency ratio was 61.1 % in the first quarter of 2010;
  Loans: Loans outstanding decreased by 1% to $1.1 billion versus the second quarter of 2009 and were unchanged from the first quarter of 2010;
  Core Deposits: Core deposits totaled $948 million at June 30, 2010 versus $958 million at June 30, 2009 and $930 million at March 31, 2010. Core deposits represented 68% of total deposits in the quarter ended June 2010, 67% of total deposits for the quarter ended June 2009 and 67% for the quarter ended March 2010.  Demand deposits increased by 12% to $381 million at June 30, 2010 versus $342 million at June 30, 2009 and grew by 1% from $379 million at March 31, 2010.  Demand deposits represented 27% of total deposits at June 30, 2010, 24% at June 30, 2009 and 27% at March 31, 2010;
  Performance Ratios: Return on average assets and return on average common stockholders’ equity were 0.40% and 3.96%, respectively, in the second quarter of 2010 and 0.26% and 2.00%, respectively, in the comparable 2009 period.

Earnings Summary for the Quarter Ended June 30, 2010
The Company recorded net income of $1.7 million during the second quarter of 2010 versus net income of $1.1 million in the comparable 2009 period. Net interest income increased by $869 thousand or 5.8% to $15.9 million in the second quarter of 2010 versus 2009. This increase resulted from a 28 basis point expansion of the Company’s net interest margin to 4.16% in 2010. The improved margin resulted from a 35 basis point reduction in funding costs during the second quarter of 2010 versus 2009, due principally to lower rates paid on savings and time deposits.

The Company’s second quarter 2010 average interest-earning asset yield was 4.95%, unchanged from the comparable period in 2009. The average yield on loans increased 14 basis points in the second quarter of 2010 to 5.44%. This improvement was due in part to the significant decline in non-accrual loans recorded in 2010 but was offset by a 64 basis point decline in the average yield on the Company’s securities portfolio to 3.85% in the second quarter of 2010 versus 2009. The securities portfolio, which had an unrealized positive pre-tax mark to fair value of $11 million at June 30, 2010 and an estimated weighted average life of two years, decreased by $20 million to $369 million at June 30, 2010 versus the comparable 2009 date and also decreased by $36 million from March 31, 2010.

Contributing to the Company’s lower funding costs in 2010 was a 35 basis point reduction in the Company’s average cost of interest-bearing liabilities to 1.10% in the second quarter of 2010 versus 1.45% in the second quarter of 2009. The lower cost of funds resulted from growth in demand deposit balances (up $40 million or 12%) coupled with the Company’s ongoing management of deposit rates during the past year as deposit pricing continues to ease in local markets.  Total deposits decreased by $38 million to $1.4 billion at June 30, 2010 versus June 30, 2009 but remained stable compared to March 31, 2010. Also contributing to the reduction in 2010 funding costs was the Company’s December 2009 exchange of its high-cost $10 million, 8.25% subordinated notes, which were due to mature in 2013, for newly issued common stock. The provision for loan losses was $5.5 million in the second quarter of 2010, representing an increase of $2.0 million versus the comparable 2009 period.

Net gains on sales of securities were $2.5 million in the second quarter of 2010 compared to $447 thousand for the same period last year and $256 thousand in the first quarter of 2010.

Second quarter 2010 total operating expenses decreased by $353 thousand or 3.1% to $11.2 million compared to the second quarter of 2009. This decline was primarily due to a $592 thousand (46.4%) reduction in FDIC and NYS assessment fees in 2010 resulting from a special FDIC insurance fund one-time assessment fee of $730 thousand recorded in the second quarter of 2009. This special assessment was imposed on all FDIC-insured depository institutions based upon the institution’s total assets and Tier 1 capital. Excluding this special one-time assessment fee (non-GAAP financial measure), FDIC and NYS assessment fees increased by $138 thousand from $546 thousand in the second quarter of 2009. Other operating expenses decreased by $292 thousand (14.1%) due in part to lower outsourced audit expenses. Partially offsetting the foregoing expense reductions was a $638 thousand (10.7%) increase in salaries and other employee benefits in the second quarter of 2010 versus the comparable 2009 period. This resulted primarily from increased accruals of long-term, performance-based equity and incentive compensation, employee insurance costs and 401(k) and employee stock ownership contribution costs. In addition, it also reflects increases in the internal audit staff to further strengthen the monitoring of internal controls.

The Company recorded income tax expense of $1.0 million in the second quarter of 2010 versus $459 thousand in the comparable period a year ago.

Earnings Summary for the Six Months Ended June 30, 2010
The increase in net income in the first six months of 2010 to $4.7 million compared with a net loss of $4.0 million for the first six months of 2009 resulted from several factors, most notably a $5.8 million decrease in the provision for loan losses and increases in net interest income and non-interest income of $2.6 million and $5.7 million, respectively. Partially offsetting the foregoing positive factors was a $481 thousand increase in total operating expenses in 2010.

The increase in net interest income was due to a 37 basis point widening of the Company’s net interest margin to 4.33% in 2010 from 3.96% a year ago. The decrease in the provision for loan losses in 2010 versus the comparable 2009 period was due to several factors, most notably a significant reduction in non-accrual loans in 2010.

The growth in non-interest income in 2010 resulted principally from a $2.1 million increase in net gains on sales of securities coupled with a $4.0 million decrease in non-cash other-than-temporary impairment ("OTTI") charges. Deposit service charge income declined by $281 thousand in 2010 principally due to lower return item fees.

Total operating expenses increased by $481 thousand or 2.2% to $22.2 million in 2010, primarily due to a $1.3 million increase in salaries and other employee benefits expenses resulting from increases in performance-based compensation accruals. These increases were partly offset by a $1.0 million decrease in FDIC and NYS assessment expenses in 2010 resulting primarily from the previously noted FDIC special assessment recorded in the second quarter of 2009.

The Company recorded a $2.9 million income tax expense in the first half of 2010 versus a $2.0 million income tax benefit in the comparable 2009 period.

Asset Quality
Non-accrual loans totaled $7 million or 0.7% of total loans outstanding at June 30, 2010 versus $35 million or 3.1% of total loans outstanding at June 30, 2009 and $6 million or 0.5% of total loans outstanding at March 31, 2010. Non-accrual loans categorized as held for sale, previously written down to estimated fair value, amounted to $319 thousand at June 30, 2010, $12 million at June 30, 2009 and $370 thousand at March 31, 2010.  The decrease in non-accrual loans at June 30, 2010 compared to June 30, 2009 resulted primarily from loan sales and charge-offs during the fourth quarter of 2009. The $1 million increase in non-accrual loans at June 30, 2010 compared with March 31, 2010 was primarily due to the addition to non-accrual status of several small business credits. The allowance for loan losses as a percentage of total non-accrual loans, excluding non-accrual loans categorized as held for sale, amounted to 444% at June 30, 2010 versus 122% at June 30, 2009 and 473% at March 31, 2010.

At June 30, 2010, the Company had a $6.5 million secured, performing land loan in Roslyn, New York considered to be a troubled debt restructuring and classified. The borrower requested and was granted an interest rate concession. This credit has been on the Company’s watch list since 2008.  The loan is fully advanced and well secured with respect to the collateral value.

As of June 30, 2010, the Company’s allowance for loan losses amounted to $31 million or 2.8% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 2.5% at June 30, 2009 and 2.3% at March 31, 2010.

The Company recorded net loan recoveries of $279 thousand in the second quarter of 2010 versus net charge-offs of $1 million in the second quarter of 2009 and $5 million in the first quarter of 2010. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, (0.1)% for the second quarter of 2010, 0.5% for the second quarter of 2009 and 2.0% for the first quarter of 2010.

The Company has held no other real estate owned since 2005.

Capital
Total stockholders’ equity was $153 million at June 30, 2010 compared to $149 million at June 30, 2009 and $152 million at March 31, 2010. The increase in stockholders’ equity versus June 30, 2009 is largely reflective of net income earned in the six months ended June 30, 2010 and the equity recorded as a result of the December 2009 exchange of the Company’s $10 million 8.25% subordinated notes for an aggregate of 1,656,600 shares of common stock valued at $6.50 each, partially offset by the net loss recorded in the second half of 2009.

The Company’s return on average common stockholders’ equity was 6.39% for the first six months of 2010 versus (8.91%) in the June 2009 year-to-date period.

The Company has $20 million in outstanding trust preferred securities that qualify as Tier I capital. During 2010, the weighted average cost of the Company’s trust preferred securities was 3.50% versus 4.43% a year ago.

The Bank’s Tier I leverage, Tier I risk-weighted and total risk-weighted capital ratios were 8.77%, 11.79% and 13.06%, respectively, at June 30, 2010. Each of these ratios exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.

The Company’s capital ratios exceeded all regulatory requirements at June 30, 2010. The Company’s tangible common equity to tangible assets ratio (non-GAAP financial measure) was 7.17% at June 30, 2010 versus 6.75% at June 30, 2009 and 7.10% at March 31, 2010.

The Company did not repurchase any of its common stock during the first six months of 2010. Under the Board of Directors’ existing authorization, up to 512,348 shares may be repurchased from time to time as conditions warrant. The Company does not presently anticipate repurchasing any of its shares in the immediate future.

Corporate Information
State Bancorp, Inc. is the holding company for State Bank of Long Island.  In addition to its seventeen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho.  The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Non-GAAP Disclosure
This press release includes non-GAAP financial measures of tangible common equity ratio and FDIC and NYS assessment fees excluding one-time special assessment fees. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by generally accepted accounting principles in the United States (GAAP).  The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan or investment portfolios, demand for loan products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

Contacts:
Brian K. Finneran, Chief Financial Officer
516-465-2251
bfinneran@statebankofli.com

Anthony J. Morris, Chief Marketing &
Corporate Planning Officer
516-495-5098
amorris@statebankofli.com

STATE BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Six Months Ended June 30, 2010 and 2009 (unaudited)
(in thousands, except per share data)

	Three Months		Six Months
	2010	2009	2010	2009
Interest Income:
Interest and fees on loans	$15,074	$14,745	$30,696	$29,636
Federal funds sold and securities purchased under
agreements to resell	2	5	2	6
Securities available for sale:
Taxable	3,785	4,367	8,155	9,199
Tax-exempt	27	17	54	51
Dividends on Federal Home Loan Bank and other
restricted stock	28	28	63	39
Total interest income	18,916	19,162	38,970	38,931

Interest Expense:
Deposits	2,549	3,391	5,130	7,370
Temporary borrowings	16	29	48	64
Senior unsecured debt	281	280	561	283
Subordinated notes	-	231	-	462
Junior subordinated debentures	182	212	358	453
Total interest expense	3,028	4,143	6,097	8,632

Net interest income	15,888	15,019	32,873	30,299
Provision for loan losses	5,450	3,500	7,700	13,500
Net interest income after provision for loan losses	10,438	11,519	25,173	16,799

Non-Interest Income:
Service charges on deposit accounts	455	596	905	1,186
Other-than-temporary impairment losses on securities	-	-	-	(4,000)
Net gains on sales of securities	2,525	447	2,781	682
Income from bank owned life insurance	104	264	246	372
Other operating income	302	239	616	603
Total non-interest income	3,386	1,546	4,548	(1,157)
Income before operating expenses	13,824	13,065	29,721	15,642

Operating Expenses:
Salaries and other employee benefits	6,598	5,960	12,594	11,297
Occupancy	1,391	1,448	2,810	2,949
Equipment	269	297	573	602
Marketing and advertising	453	475	906	750
FDIC and NYS assessment	684	1,276	1,356	2,314
Other operating expenses	1,786	2,078	3,938	3,784
Total operating expenses	11,181	11,534	22,177	21,696

Income (Loss) Before Income Taxes	2,643	1,531	7,544	(6,054)
Provision (benefit) for income taxes	984	459	2,868	(2,033)

Net Income (Loss)	1,659	1,072	4,676	(4,021)

Preferred dividends and accretion	518	514	1,036	1,029
Net Income (Loss) Attributable to Common Stockholders	$1,141	$558	$3,640	$(5,050)

Net Income (Loss) per Common Share - Basic	$0.07	$0.04	$0.22	$(0.35)
Net Income (Loss) per Common Share - Diluted	$0.07	$0.04	$0.22	$(0.35)

STATE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
June 30, 2010 and 2009 (unaudited)
(in thousands, except share and per share data)

	2010	2009
Assets:
Cash and due from banks	$64,593	$86,198
Securities purchased under agreements to resell	-	5,000
Total cash and cash equivalents	64,593	91,198
Securities available for sale - at estimated fair value	369,125	389,536
Federal Home Loan Bank and other restricted stock	5,473	5,336
Loans (net of allowance for loan losses of
$31,259 in 2010 and $27,954 in 2009)	1,069,765	1,087,024
Loans held for sale	319	11,620
Bank premises and equipment - net	6,227	6,503
Bank owned life insurance	30,839	30,270
Net deferred income taxes	25,325	20,237
Receivable - securities sales	23,626	-
Prepaid FDIC assessment	6,486	-
Other assets	13,107	14,558

Total Assets	$1,614,885	$1,656,282

Liabilities:
Deposits:
Demand	$381,434	$341,698
Savings	566,970	616,379
Time	440,437	468,954
Total deposits	1,388,841	1,427,031
Other temporary borrowings	3,000	3,000
Senior unsecured debt	29,000	29,000
Subordinated notes	-	10,000
Junior subordinated debentures	20,620	20,620
Payable - securities purchases	7,996	4,158
Other accrued expenses and liabilities	12,477	13,654
Total Liabilities	1,461,934	1,507,463

Commitments and Contingent Liabilities

Stockholders' Equity:
Preferred stock, $0.01 par value, authorized 250,000 shares; 36,842 shares
issued and outstanding; liquidation preference of $36,842	36,131	35,908
Common stock, $0.01 par value, authorized 50,000,000 shares
in 2010 and 20,000,000 shares in 2009; issued 17,479,978
shares in 2010 and 15,586,700 shares in 2009; outstanding
16,656,959 shares in 2010 and 14,599,048 shares in 2009	175	156
Warrant	1,057	1,057
Surplus	178,450	167,433
Retained deficit	(55,442)	(44,141)
Treasury stock (823,019 shares in 2010 and 987,652 shares in 2009)	(13,872)	(16,646)
Accumulated other comprehensive income (net of taxes of $4,247 in
2010 and $3,326 in 2009)	6,452	5,052
Total Stockholders' Equity	152,951	148,819

Total Liabilities and Stockholders' Equity	$1,614,885	$1,656,282

STATE BANCORP, INC.
SELECTED FINANCIAL DATA
For the Three and Six Months Ended June 30, 2010 and 2009 (unaudited)
(dollars in thousands, except share and per share data)

	Three Months			Six Months
	2010		2009	2010	2009
Selected Average Balances (1):
Total assets	$1,655,895		$1,653,838	$1,637,379	$1,638,569
Loans - net of unearned income	$1,112,155		$1,116,045	$1,106,830	$1,116,980
Investment securities	$397,547		$390,919	$406,072	$393,228
Deposits	$1,428,089		$1,407,766	$1,406,995	$1,406,587
Stockholders' equity	$152,855		$148,929	$152,027	$151,141

Financial Performance Ratios:
Return on average assets	0.40%		0.26%	0.58%	(0.49	) %
Return on average common stockholders' equity	3.96%		2.00%	6.39%	(8.91	) %
Net interest margin	4.16%		3.88%	4.33%	3.96%
Operating efficiency ratio	66.45%		70.87%	63.71%	66.33%
Operating expenses as a % of average assets	2.71%		2.80%	2.73%	2.67%

Capital Ratios (2):
Tier I leverage ratio	8.93%		8.98%	8.93%	8.98%
Tier I risk-based capital ratio	12.02%		11.48%	12.02%	11.48%
Total risk-based capital ratio	13.28%		13.52%	13.28%	13.52%
Tangible common equity ratio (3)	7.17%		6.75%	7.17%	6.75%

Asset Quality Summary:
Non-accrual loans (2)	$7,367		$34,602	$7,367	$34,602
Non-accrual loans/total loans (2)	0.67%		3.07%	0.67%	3.07%
Allowance for loan losses/non-accrual loans (2) (4)	444%		122%	444%	122%
Allowance for loan losses/total loans (2) (4)	2.84%		2.51%	2.84%	2.51%
Net (recoveries) charge-offs	$(279)		$1,443	$5,152	$4,214
Net (recoveries) charge-offs (annualized)/average loans	(0.10	) %	0.52%	0.94%	0.76%

Common Share Data:
Average common shares outstanding	16,288,409		14,356,607	16,213,144	14,346,083
Period-end common shares outstanding	16,656,959		14,599,048	16,656,959	14,599,048
Tangible book value per common share (2)	$6.95		$7.66	$6.95	$7.66
Cash dividends per common share	$0.05		$0.05	$0.10	$0.10

(1) Weighted daily average balance for period noted.

(2) At period end.

(3) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited TCE ratio as of June 30, 2010, reconciliations of tangible common equity to GAAP total common stockholders’ equity and tangible assets to GAAP total assets are set forth below:

Total stockholders' equity	$152,951		Total assets		$1,614,885
Less: preferred stock	(36,131)		Less: intangible assets		-
Less: warrant	(1,057)		Tangible assets		$1,614,885
Total common stockholders' equity	115,763
Less: intangible assets	-
Tangible common equity	$115,763

(4) Excluding loans held for sale.

STATE BANCORP, INC.
NET INTEREST INCOME ANALYSIS
For the Three Months Ended June 30, 2010 and 2009 (unaudited)
(dollars in thousands)

	2010			2009
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
Assets:
Interest-earning assets:
Securities (2)	$397,547	$3,818	3.85%	$390,919	$4,379	4.49%
Federal Home Loan Bank and other restricted stock	5,552	28	2.02	5,952	28	1.89
Securities purchased under agreements to resell	3,549	2	0.23	13,077	5	0.15
Interest-bearing deposits	14,936	6	0.16	28,930	15	0.21
Loans (3)	1,112,155	15,084	5.44	1,116,045	14,756	5.30
Total interest-earning assets	1,533,739	$18,938	4.95%	1,554,923	$19,183	4.95%
Non-interest-earning assets	122,156			98,915
Total Assets	$1,655,895			$1,653,838

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings deposits	$607,217	$942	0.62%	$622,900	$1,199	0.77%
Time deposits	442,458	1,607	1.46	445,114	2,192	1.98
Total savings and time deposits	1,049,675	2,549	0.97	1,068,014	3,391	1.27
Federal funds purchased	-	-	-	-	-	-
Securities sold under agreements to repurchase	-	-	-	1,099	1	0.36
Other temporary borrowings	4,791	16	1.34	16,945	28	0.66
Senior unsecured debt	29,000	281	3.89	29,000	280	3.87
Subordinated notes	-	-	-	10,000	231	9.27
Junior subordinated debentures	20,620	182	3.54	20,620	212	4.12
Total interest-bearing liabilities	1,104,086	3,028	1.10	1,145,678	4,143	1.45
Demand deposits	378,415			339,753
Other liabilities	20,539			19,478
Total Liabilities	1,503,040			1,504,909
Stockholders' Equity	152,855			148,929
Total Liabilities and Stockholders' Equity	$1,655,895			$1,653,838
Net interest income/margin		15,910	4.16%		15,040	3.88%
Less tax-equivalent basis adjustment		(22)			(21)
Net interest income		$15,888			$15,019

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $12 and $10 in 2010 and 2009, respectively.
(3) Interest on loans includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $10 and $11 in 2010 and 2009, respectively.

STATE BANCORP, INC.
NET INTEREST INCOME ANALYSIS
For the Six Months Ended June 30, 2010 and 2009 (unaudited)
(dollars in thousands)

	2010			2009
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
Assets:
Interest-earning assets:
Securities (2)	$406,072	$8,223	4.08%	$393,228	$9,252	4.74%
Federal Home Loan Bank and other restricted stock	5,817	63	2.18	5,716	39	1.38
Securities purchased under agreements to resell	1,785	2	0.23	9,862	6	0.12
Interest-bearing deposits	13,038	10	0.15	21,905	21	0.19
Loans (3)	1,106,830	30,716	5.60	1,116,980	29,671	5.36
Total interest-earning assets	1,533,542	$39,014	5.13%	1,547,691	$38,989	5.08%
Non-interest-earning assets	103,837			90,878
Total Assets	$1,637,379			$1,638,569

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings deposits	$600,592	$1,921	0.65%	$600,589	$2,433	0.82%
Time deposits	433,562	3,209	1.49	472,896	4,937	2.11
Total savings and time deposits	1,034,154	5,130	1.00	1,073,485	7,370	1.38
Federal funds purchased	88	-	-	453	1	0.45
Securities sold under agreements to repurchase	-	-	-	1,740	4	0.46
Other temporary borrowings	12,122	48	0.80	17,232	59	0.69
Senior unsecured debt	29,000	561	3.90	14,740	283	3.87
Subordinated notes	-	-	-	10,000	462	9.32
Junior subordinated debentures	20,620	358	3.50	20,620	453	4.43
Total interest-bearing liabilities	1,095,984	6,097	1.12	1,138,270	8,632	1.53
Demand deposits	372,841			333,102
Other liabilities	16,527			16,056
Total Liabilities	1,485,352			1,487,428
Stockholders' Equity	152,027			151,141
Total Liabilities and Stockholders' Equity	$1,637,379			$1,638,569
Net interest income/margin		32,917	4.33%		30,357	3.96%
Less tax-equivalent basis adjustment		(44)			(58)
Net interest income		$32,873			$30,299

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $24 and $23 in 2010 and 2009, respectively.
(3) Interest on loans includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $20 and $35 in 2010 and 2009, respectively.